Exhibit 23.1

Independent Auditors' Consent

The Board of Directors

Aether Systems, Inc.:

We consent to the use of our report dated September 22, 2004, with respect to the balance sheets of Aether Mobile Government (A Division of Aether System, Inc.) as of December 31, 2002 and 2003, and the related staetments of operations, division equity and cash flows for the years then ended, in the Current Report on Form 8-K/A of BIO-key International, Inc. dated September 29, 2004.

/s/ KPMG LLP

Baltimore, Maryland

December 15, 2004